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                                                                    EXHIBIT 10.4




                         CIRCO TECHNOLOGIES GROUP, INC.
                       f/k/a Circo Craft Holding Company
                             101 South Hanley Road
                           St. Louis, Missouri 63105


                               November 26, 1996



Mr. James N. Mills
c/o Mills & Partners, Inc.
101 South Hanley Road
St. Louis, Missouri  63105

                 Re:      Amended and Restated Grant of "IRR" Stock Options

Mr. Mills:

                 This letter (i) amends and restates that certain letter dated October 1, 1996 between James N. Mills and Circo Technologies Group, Inc., a Delaware corporation formerly known as Circo Craft Holding Company (the "Company"), and (ii) sets forth the terms of the grant to James N. Mills (the "Grantee") of options to purchase shares of Common Stock, $0.01 par value per share (the "Stock"), of the Company.

                 1.       Grant of Performance Options

                 The Company hereby grants to the Grantee, as a matter of separate inducement and not in lieu of any salary or other compensation for services, the right and option to purchase (the "Option"), in accordance with the terms and conditions set forth in this agreement, an aggregate of 336,408 shares of the Stock (the "Option Shares") initially at the price of $1.00 per share in cash (the "Exercise Price"), all subject to the adjustment provisions and limitations set forth herein.

                 The Option is not intended to be an incentive stock option within the meaning of Section 422A of the Internal Revenue Code of 1986, as amended (the
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"Code").  The Company shall at all times have reserved for issuance a sufficient number of shares of the Stock to permit the Grantee to acquire the Option Shares on the terms and conditions provided herein.

                 2.       Exercise

                 (a) The Option Shares shall become exercisable (i) immediately prior to the consummation of a Liquidity Event (as hereinafter defined), (ii) concurrently with the consummation of a Qualified IPO (as hereinafter defined) or (iii) on September 30, 2006 (any of such dates being referred to herein as an "Exercise Date"); provided that on the Exercise Date HM Fund III (as hereinafter defined) has realized an overall internal rate of return on all equity funds invested by it in the Company and its subsidiaries of at least 35% per annum, compounded annually, as to such investments on an aggregate basis (the "IRR Target"), as determined in good faith by the board of directors of the Company based upon the Fair Market Value (as hereinafter defined) of the Stock held by HM Fund III immediately following such event and the fair value of all cash or non-cash consideration distributed to HM Fund III in connection with such event and at any time prior thereto (the return on such equity funds to be determined on a fully-diluted basis, including giving effect to conversion of the Company's Class A Common Stock, par value $.01 per share, but excluding the exercise of the Option Shares).

                 (b) Subject to the relevant provisions and limitations contained herein, the Grantee may exercise the Option to purchase all or a portion of the applicable number of Option Shares at any time on or after the Exercise Date and prior to the termination of the Option pursuant to this agreement. Each Option will automatically terminate and become null and void upon the expiration of a period of ten years commencing on the date of this agreement.

                 (c) Any exercise by the Grantee of the Option shall be in writing addressed to the corporate secretary of the Company at its principal place of business and shall (i) state the number of shares of the Stock being purchased pursuant to such exercise and (ii) be accompanied by payment of the full amount of the aggregate Exercise Price of the shares so purchased.





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                 3.       Transferability

                 The Option is not transferable by the Grantee otherwise than by will or the laws of descent and distribution, and is exercisable, during the Grantee's lifetime, only by the Grantee. The Option may not be assigned, transferred (except by will or the laws of descent and distribution), pledged, or hypothecated in any way (whether by operation of law or otherwise) and shall not be subject to execution, attachment, or similar proceeding. Any attempted assignment, transfer, pledge, hypothecation, or other disposition of the Option, contrary to the provisions hereof, and the levy of any attachment or similar proceeding upon the Option, shall be null and void and without effect.

                 4.       Registration

                 Unless there is in effect a registration statement under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the issuance of the Option Shares (and, if required, there is available for delivery a prospectus meeting the requirements of Section 10(a)(3) of the Securities Act), the Grantee will, upon the exercise of the Option in accordance with the terms and conditions hereof, deliver to the Company a certificate pursuant to which the Grantee (a) represents and warrants to the Company that the Optionee is an "accredited investor" within the meaning of the rules and regulations under the Securities Act and that the Option Shares then being purchased by the Grantee pursuant to the Option are not being acquired with a view to the distribution thereof in violation of the Securities Act; (b) acknowledges and confirms that the Option Shares purchased may not be sold unless registered for sale under the Securities Act or pursuant to an exemption from such registration (in which case an opinion of counsel satisfactory to the Company shall be supplied to the Company by the Grantee prior to the consummation of such sale to the effect that such sale is exempt from registration under the Securities Act); and (c) agrees that the certificates evidencing such Option Shares shall bear a legend to the effect of the foregoing.

                 5.       Withholding Taxes

                 By acceptance hereof, the Grantee hereby (a) agrees to reimburse the Company or any subsidiary corporation by which any Grantee is employed for any federal, state, or local taxes required by any government to be withheld or otherwise deducted by such corporation in respect of the Grantee's exercise of all or a portion of the Option; (b) authorizes the Company or any subsidiary corporation by which the





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Grantee is employed to withhold from any cash compensation paid to the Grantee or on the Grantee's behalf, an amount sufficient to discharge any federal, state, and local taxes imposed on the Company, or any subsidiary corporation by which the Grantee is employed, and which otherwise has not been reimbursed by the Grantee, in respect of the Grantee's exercise of all or a portion of the Option; and (c) agrees that the Company or any subsidiary corporation by which the Grantee is employed, may, in its discretion, hold the stock certificate to which Grantee is entitled upon exercise of the Option as security for the payment of the aforementioned withholding tax liability, until cash sufficient to pay that liability has been accumulated, and may, in its discretion, effect such withholding by retaining shares issuable upon the exercise of the Option having a Fair Market Value on the date of exercise which is equal (in the judgment of such corporation) to the amount to be withheld.

                 6.       Adjustments

                 (a) In the event of any change in the outstanding shares of the Stock through merger, consolidation, reorganization, recapitalization, stock dividend, stock split, split-up, split off, spin-off, combination of shares, exchange of shares, or other like change in capital structure of the Company, the Board of Directors of the Company shall cause an appropriate adjustment to be made to each outstanding Option Share, and if appropriate, the Exercise Price, such that the Option shall thereafter be exercisable for such securities, cash, and/or other property as would have been received in respect of the Option Shares subject to the Option had the Option been exercised in full immediately prior to such change, and such an adjustment shall be made successively each time any such change shall occur. The term "Option Shares" after any such change shall refer to the securities, cash, and/or property then receivable upon exercise of the Option.

                 (b) Notwithstanding anything herein to the contrary, on each September 30, commencing September 30, 1997, the Exercise Price then in effect with respect to the Option Shares shall be increased to a price calculated by multiplying the then effective Exercise Price by 1.08.





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                 7.       Distribution of Assets or Securities

                 In case the Company shall fix a record date for the making of a distribution to all holders of shares of the Stock of any asset or security other than those referred to in Section 6 and other than in connection with the total liquidation, dissolution or winding-up of the Company, then and in each such case, the Company shall deposit in trust, the amount of such assets or securities to which the Grantee would have been entitled to receive as a holder of Stock if the Grantee had exercised his Option immediately prior to the record date for such distribution. Upon the exercise of the Option, the Grantee shall be entitled to receive in addition to the Option Shares (a) the amount of assets or securities to which the Grantee would have been entitled to receive as a holder of Stock if such holder had exercised his Option immediately prior to the record date for such distribution, and (b) any income earned on such assets or securities from the distribution date to the date of exercise. In the event that the IRR Target is not achieved on the Exercise Date or the Option is otherwise terminated or expires unexercised, the assets and securities held in trust, and all income earned thereon, shall be returned to the Company or its successor in interest.

                 8.       Entire Agreement

                 This agreement supersedes any other agreement, whether written or oral, that may have been made or entered into by any party relating to the matters contemplated hereby including that certain letter dated October 1, 1996 between James N. Mills and Circo Craft Holding Company. This agreement constitutes the entire agreement by and between the parties hereto and there are no agreements or commitments by or between such parties except as expressly set forth herein.

                 9.       Miscellaneous

                 This agreement shall be governed by the laws of the State of Delaware (without giving effect to principles of conflicts of laws).

                 10.      Definitions

                 In addition to the terms specifically defined elsewhere in this agreement, as used in this agreement, the following terms shall have the respective meanings indicated:





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                 (a)      "Affiliate" shall mean, as to any Person, a Person
         that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person.

                 (b) "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

                 (c) "Fair Market Value" shall, as it relates to the Stock, mean the average of the high and low prices of the Stock as reported on the principal national securities exchange on which shares of the Stock are then listed on the date specified herein, or if there were no sales on such date, on the next preceding day on which there were sales, or if the Stock is not listed on a national securities exchange, the last reported bid price in the over-the-counter market, or if the Stock is not traded in the over-the-counter market, the per share cash price for which all of the outstanding Stock could be sold to a willing purchaser in an arms length transaction (without regard to minority discount, absence of liquidity, or transfer restrictions imposed by any applicable law or agreement) at the date of the event giving rise to a need for a determination. Except as may be otherwise expressly provided in a particular Option, Fair Market Value shall be determined in good faith by the Board of Directors of the Company.

                 (d) "HM Fund III" shall mean Hicks, Muse, Tate & Furst Equity Fund III, L.P. and any successor.

                 (e) "Liquidity Event" shall mean (i) one or more sales, transfers, redemptions or other dispositions of the Stock owned by HM Fund III if, after any such sales, transfers, redemptions or other dispositions, the Stock owned by HM Fund III represents less than 50% of the Stock owned by HM Fund III on the date hereof, (ii) any merger, consolidation or other business combination of the Company with any other person pursuant to which any Person or group (as determined in accordance with Rule 13d-3 under the Exchange Act) acquires a majority of the common stock of the surviving entity and cash or non-cash consideration (including marketable securities) is distributed to the holders of the Stock, or (iii) any sale of all or substantially all of the assets of the Company in connection with which cash or non-cash consideration (including marketable securities) is distributed to the holders of the Stock.





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                 (f)      "Person" shall mean any person or entity of any
         nature whatsoever, specifically including an individual, a firm, a company, a corporation, a partnership, a trust, or other entity.

                 (g) "Qualified IPO" means the Company's first firm commitment underwritten public offering involving the sale of Common Stock of the Company for an aggregate purchase price of at least $50 million (before the payment of underwriting discounts and commissions), pursuant to an effective registration statement under the Securities Act.

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                 Please indicate your acceptance of all the terms and
conditions of this agreement by signing and returning a copy of this letter. This agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement. This agreement shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

                                         Very truly yours,

                                         CIRCO TECHNOLOGIES GROUP, INC.



                                         By:  /s/
                                            -----------------------------------
                                         Name:   David M. Sindelar
                                         Title:  Executive Vice President and
                                                 Chief Financial Officer



ACCEPTED AND AGREED TO as of
the date first above written.



_____________________________
JAMES N. MILLS